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                                                                      Exhibit 4u

                          PRUCO LIFE INSURANCE COMPANY
                       [2999 North 44th Street, Suite 250
                             Phoenix, Arizona 85014]

     HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR BENEFIT
                               SCHEDULE SUPPLEMENT

Annuity Number: [001-0001]

Effective Date of the Highest Daily Lifetime 6 Plus with Lifetime Income Accelerator Benefit Rider: [Issue Date of the Annuity]

Designated Life: [John Doe]                 Date of Birth:   [February 21, 1945]

Roll-Up Rate: [6.0% per year]

Annual Income Percentage:

[Attained Age of        Annual Income
Designated Life           Percentage
---------------------   -------------
Less than 59 1/2              4%
59 1/2 - 79                   5%
80 or more                    6%]

Minimum Guarantee Payment: [$100]

Target Anniversary Date(s): [The 10th Anniversary and the 20th Anniversary of the Effective Date]

Guaranteed Base Value Multiplier:

        [Target Anniversary              Guaranteed Base Value
                Date                           Multiplier
--------------------------------------   ---------------------
10th Anniversary of the Effective Date            200%
20th Anniversary of the Effective Date            400%]

Periodic Value Cut-Off Date: [Not Applicable]

Transfer Account: [AST Investment Grade Bond Portfolio]. If this portfolio is discontinued, we will substitute a successor portfolio, if there is one. Otherwise, we will substitute a comparable portfolio. We will obtain any required regulatory approvals prior to substitution of the portfolio.

Charge for the Rider: [An annualized rate of [1.20]%].

Account Value "Floor": [The lesser of [$500] or [5%] of the sum of the Unadjusted Account Value on the Effective Date and any subsequent Adjusted Purchase Payments.]

Waiting Period: [36 Months from the Effective Date]

Elimination Period: [[120 Days] from receipt of request for accelerated eligibility for increased guaranteed minimum payments.]

Multiplier for LIA: [2]

LIA Limitation: [Not Applicable]


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     HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR BENEFIT
                         SCHEDULE SUPPLEMENT (Continued)

                          TRANSFER CALCULATION FORMULA

[The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

..    C//u//   the upper target is established on the Effective Date and is not changed for the life of the guarantee.

..    C//us//  the secondary upper target is established on the Effective Date and is not changed for the life of the guarantee.

..    C//t//   the target is established on the Effective Date and is not changed for the life of the guarantee.

..    C//l//   the lower target is established on the Effective Date and is not changed for the life of the guarantee.

..    L        the target value as of the current Valuation Day.

..    r        the target ratio.

..    a        the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

..    V//V//   the total value of all elected Sub-accounts in the Annuity.

..    V//F//   the Unadjusted Account Value of all elected MVA Options and DCA
              MVA Options in the Annuity

..    B        the total value of all Transfer Account allocations.

..    P        the Income Basis. Prior to the first Lifetime Withdrawal, the
              Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis equals the greatest of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent additional Adjusted Purchase Payments and adjusted proportionally for Excess Income*; and (2) the Protected Withdrawal Value on any Anniversary of the Issue Date subsequent to the first Lifetime Withdrawal, increased for subsequent additional Adjusted Purchase Payments and adjusted proportionally for Excess Income*; and (3) any highest daily Unadjusted Account Value occurring on or after the later of the immediately preceding Anniversary of the Issue Date, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional Adjusted Purchase Payments, and adjusted for Withdrawals as described in the Rider.

..    T        the amount of a transfer into or out of the Transfer Account

..    T//M//   the amount of a monthly transfer out of the Transfer Account

* Note: Lifetime Withdrawals of less than or equal to the Annual Income Amount do not reduce the Income Basis.

Daily Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

     L = 0.05 * P * a


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     HIGHEST DAILY LIFETIME 6 PLUS WITH LIFETIME INCOME ACCELERATOR BENEFIT
                         SCHEDULE SUPPLEMENT (Continued)

Daily Transfer Calculation:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

       Target Ratio r = (L - B) / (V//V// + V//F//)

          . If on the third consecutive Valuation Day r* C//u// and r <= C//us// or if on any day r* C//us// and transfers have not been suspended due to the 90% cap rule, assets in the elected Sub-accounts, MVA Options and DCA MVA Options, if applicable, are transferred to the Transfer Account in accordance with the "Transfer" section of the Rider.

          . If r ** C//l//, and there are currently assets in the Transfer Account (B * 0), assets in the Transfer Account are transferred to the elected Sub-accounts in accordance with the "Transfer" section of the Rider.

90% Cap Rule: If, on any Valuation Day this Rider remains in effect, a transfer occurs into the Transfer Account which results in 90% of the Unadjusted Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended, even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs due either to a Daily or Monthly Transfer Calculation. Due to the performance of the Transfer Account and the elected Sub-accounts, the Unadjusted Account Value could be more than 90% invested in the Transfer Account.

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

   T = Min (MAX (0, (0.90 * (V//V// + V//F// + B)) - B), [L - B - (V//V// +
                                         V//F//) * C//t//] / (1 -
                                         C//t//))  Money is transferred from the
                                         elected Sub-accounts, MVA Options and
                                         DCA MVA Options to the Transfer Account

   T = {Min (B, - [L - B - (V//V// + V//F//)* C//t//] / (1 - C//t//))} Money is
                                         transferred from the Transfer Account
                                         to the elected Sub-accounts

Monthly Transfer Calculation:

On each monthly anniversary of the Issue Date and following the Daily Transfer Calculation, the following formula determines if a transfer from the Transfer Account to the elected Sub-Accounts will occur:

If, after the Daily Transfer Calculation is performed,

{Min (B, .05 * (V//V// + V//F// + B))} ** (C//u//* (V//V//+ V//F//) - L + B)/
(1 - C//u//), then

T//M// = {Min (B, .05 * (V//V// + V//F// + B))}   Money is transferred from the
                                      Transfer Account to the elected
                                      Sub-accounts.]